Exhibit 8.1
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Subsidiaries


Legal Name                                  Place of incorporation            Doing Business as                 Ownership %(1)
----------                                  ----------------------            -----------------                 --------------


LanChile Cargo S.A.                                 Chile                     Lan Chile Cargo                   99.85%
     Aircraft International Leasing Limited         Bahamas                   AILL                              99.98%
     Trasnporte Aereo S.A.                          Chile                     LanExpress                        99.9%
     Seagull Leasing LLC                            Delaware, USA             Seagull                          100%
     Southflorida Air Cargo                         Florida, USA              Southflorida                     100%
     Bluebird Leasing LLC                           Delaware, USA             Bluebird                         100%
     Lanlogistics Corp.                             Delaware, USA             Lanlogistics                     100%
     Lan Cargo  Overseas Services Limited           Bahamas                   Lan Cargo Overseas               100%
Condor Leasing LLC                                  Delaware, USA             Condor                           100%
Lan Peru S.A.                                       Peru                      Lan Peru                          49%
Eagle Leasing LLC                                   Delaware, USA             Eagle                            100%
Inversiones Lan S.A.                                Chile                     Inverlan                          99.7%
Inmobiliaria Aeronautica S.A.                       Chile                     Inmobiliaria Aeronautica          99.01%


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(1)   Ownership percentage of direct owner of each significant subsidiary of
      Lanchile.